                [LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI]

                                                                     EXHIBIT 5.1
                                                                     -----------

                                 August 2, 2000


Illumina, Inc.
9390 Towne Centre Drive, Suite 200
San Diego, CA 92121


         RE:  REGISTRATION STATEMENT ON FORM S-8


Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about August 2, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of the 1998 Incentive Stock Plan (as to 2,649,460 shares), of the 2000 Stock Plan (as to 4,000,000 shares) and of the 2000 Employee Stock Purchase Plan (as to 500,000 shares) (collectively, the "Plans" and the "Shares" as appropriate). As legal counsel for Illumina, Inc., we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

         It is our opinion that the Shares, when issued and sold in the manner described in the Plans and pursuant to the agreement that accompanies each grant under the Plans, will be legally and validly issued, fully-paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                Very truly yours,

                                /s/ WILSON SONSINI GOODRICH & ROSATI
                                ------------------------------------
                                    WILSON SONSINI GOODRICH & ROSATI
                                    Professional Corporation